Exhibit 99.2

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Prices Public Offering of $201 Million of Common Stock

WALTHAM, Mass., July 30, 2015 — AMAG Pharmaceuticals, Inc. (Nasdaq: AMAG) announced today that it has priced its previously announced underwritten public offering of common stock consisting of 3,150,000 shares at a public offering price of $63.75 per share.  Gross proceeds to AMAG from this offering are expected to be approximately $201 million.  AMAG intends to use the net proceeds from this offering for the expansion and diversification of its product portfolio through the in-license or purchase of additional pharmaceutical products or companies, such as Cord Blood Registry (CBR), to refinance certain existing indebtedness, to pay various fees and expenses incurred in connection with the CBR acquisition and related financing transactions, as well as for general corporate purposes.

AMAG has granted the underwriters a 30-day option to purchase up to an additional 472,500 shares of common stock offered in the public offering.  All of the shares in the offering will be sold by AMAG.

The offering is expected to close on August 5, 2015, subject to customary closing conditions.  Jefferies LLC and Barclays Capital Inc. are acting as joint book-running managers for the offering.  Leerink Partners LLC is acting as lead manager for the offering.  Guggenheim Securities, LLC and Raymond James & Associates, Inc. are acting as co-managers for the offering.

The public offering is being made pursuant to an automatic shelf registration statement on Form S-3ASR that was previously filed with the Securities and Exchange Commission (SEC).  A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the website of the SEC at www.sec.gov. When available, copies of the final prospectus supplement and accompanying base prospectus relating to the offering may also be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY, 10022, by telephone at 877-821-7388, or by email at Prospectus_Department@Jefferies.com or from Barclays Capital Inc. by calling 1-888-603-5847, by mail at Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by e-mail, at Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations of offers to buy, or sales of the common stock will only be made pursuant to the registration statement filed with the SEC, including a prospectus and a related preliminary prospectus supplement.

About AMAG

As a specialty pharmaceutical company, AMAG Pharmaceuticals, Inc. uses its business and clinical expertise to bring medical therapies and other innovations to market that provide clear benefits and improve people’s lives. Based in Waltham, Massachusetts, AMAG has a diverse portfolio of products in the areas of maternal health, anemia management and cancer supportive care.  In addition to continuing to pursue opportunities to make new advancements in patients’ health and to enhance treatment accessibility, AMAG intends to continue to expand and diversify its portfolio through the in-license or purchase of additional pharmaceutical products or companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding: the expected gross proceeds of the offering, the anticipated use of proceeds of the offering and the timing of completion of the offering, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox, 617-498-2846
Vice President, Investor Relations & Corporate Communications